Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-1 (as amended, the “Registration Statement”) of Odyssey Semiconductor Technologies, Inc. (the “Company”) of our report dated November 15, 2019, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2018 and 2017 and for each of the two years in the period ended December 31, 2018. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ Marcum llp

Marcum llp

Melville, NY

January 15, 2020